Exhibit 4.37
Execution Copy
INVESTMENT AGREEMENT
     INVESTMENT AGREEMENT, dated as of May 20, 2007, by and between The9 Limited, a Cayman Islands company limited by shares (the “Company”) and EA International (Studio and Publishing) Ltd., a Bermuda corporation (the “Investor”). The Company and the Investor may hereinafter be referred to from time to time as a “party” in their individual capacities and as “parties” collectively.
RECITALS:
     WHEREAS, the Company and the Investor desire to provide for the issuance, sale and purchase of the number of ordinary shares of the Company, par value US$0.01 per share (“Ordinary Shares”) as set forth below in Section 1.1(a), on the terms and conditions set forth in this Agreement; and
     WHEREAS, the Company and the Investor desire to make certain representations, warranties, covenants and agreements in connection with the issuance and sales and purchases and related transactions contemplated by this Agreement.
     NOW THEREFORE, in consideration of the representations, warranties, and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
ISSUANCE, SALE AND PURCHASE OF ORDINARY SHARES
     1.1 Closing Date Transactions
          (a) Issuance, Sale and Purchase of Ordinary Shares. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties set forth herein, the Company agrees to sell and issue to the Investor free and clear of all Liens, and the Investor agrees to purchase from the Company, on the Closing Date, 4,506,829 Ordinary Shares (the “Purchased Shares”) at a purchase price per share of US$36.96. Immediately following the Closing, the Purchased Shares will represent in the aggregate fifteen percent (15%) of the capital stock of the Company on a Fully-Diluted Basis. The aggregate purchase price of the Purchased Shares is referred to herein as shall be US$166,572,399.80 (the “Purchase Price”). On the Closing Date, in consideration for the Purchased Shares, the Investor shall deliver to the Company the Purchase Price, paid by wire transfer in same-day funds to an account or accounts designated in writing at least five (5) Business Days prior to the Closing Date by the Company to the Investor, and, concurrently with such payment, the Company shall acknowledge receipt from the Investor of the Purchase Price and the Company shall deliver to the Investor one or more stock certificates representing the Purchased Shares and, concurrently with such delivery, the Investor shall acknowledge receipt of such stock certificate or certificates.

          (b) Closing; Closing Date and Place. The parties intend that the closing of the purchase and sale of the Purchased Shares (together, the “Closing”) will take place at the offices of Latham & Watkins LLP in Hong Kong on the second Business Day after satisfaction or waiver of such conditions, or at such other time and place as is agreed by the parties. The date on which the closing occurs is hereinafter referred to as the “Closing Date.”
ARTICLE II
CONDITIONS
     2.1 Conditions of the Investor. The obligation of the Investor to purchase and pay for the Purchased Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Investor in its sole discretion.
          (a) Definitive Transaction Documents.
     (i) The License and Distribution Agreement (the “License Agreement”) dated as of the date hereof between EA Swiss Sàrl, an entity organized under the laws of Switzerland, with its principal place of business at Place du Molard 8, 1204 Geneva, Switzerland, and 9Dream Limited, in the form set forth in Exhibit A hereto, shall have been executed and delivered by the parties thereto.
     (ii) The Shareholders Agreement by and among the Company, the Investor and other parties named therein dated as of the date hereof, in the form set forth in Exhibit B hereto (the “Shareholders Agreement”), shall have been executed and delivered by the parties thereto.
     (iii) The Registration Rights Agreement by and between the Company and the Investor, dated as of the date hereof, in the form set forth in Exhibit C hereto (the “Registration Rights Agreement”), shall have been executed and delivered by the parties thereto.
     (iv) On or before the date hereof, the Holder or Holders of a majority in interest of the Outstanding Registrable Securities (each as defined in the Existing Registration Rights Agreement) shall have executed and delivered a waiver in connection with the execution and delivery of the Registration Rights Agreement.
     (v) The relevant Company Parties shall have executed and delivered a successor agreement to the Old WoW Framework Agreement (the “New WoW Framework Agreement”) in substantially the form set forth in Exhibit D hereto, and which shall comply in all respects with applicable PRC Law, including without limitation, the MII Notice and applicable Tax law.
     (vi) All corporate and other proceedings required to be taken by the Company in connection with the consummation of the Transactions shall have been completed.

          (b) Proceedings Not Restrained. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits, imposes any damages or penalties that are substantial in relation to the Company and its Subsidiaries taken as a whole, or otherwise makes illegal the consummation of the Transactions; and no action, suit, proceeding or investigation shall have been instituted by a Governmental Authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit, impose any damages or penalties that are substantial in relation to the Company and its Subsidiaries taken as a whole, or otherwise makes illegal the consummation of the Transactions.
          (c) Representations and Warranties of the Company; No Default. The representations and warranties of the Company contained in Article III of this Agreement shall have been true and correct in all material respects (except that any representation or warranty qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects) on the date of this Agreement and on and as of the Closing Date; and the Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.
          (d) Consents. All of (i) the Required Regulatory Approvals listed in Schedule 2.1(d) attached hereto as Exhibit E and (ii) the consents, waivers or approvals from any other Person (including, without limitation, under any contracts to which the Company is a party) necessary or required to be obtained by the Company, as listed in Section 3.4(b) (Third Party Consents) of the Disclosure Schedule, for or in connection with the execution and delivery of the Agreement and the consummation of the Transactions shall have been obtained or made (except, in the case of (ii), those for which the failure to obtain such consents, waivers or approvals does not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect), the Investor shall have received duly executed copies of all such Required Regulatory Approvals and consents, waivers and approvals, and all waiting periods related thereto specified under applicable Law, the expiration of which is necessary for such consummation, shall have expired or been terminated.
          (e) No Material Adverse Effect. From the date of this Agreement to the Closing Date, no event, fact, circumstance or occurrence shall have occurred that has had or would reasonably be expected to result in a Company Material Adverse Effect.
          (f) Legal Opinion. The Investor shall have received (i) an opinion of Fangda Partners, counsel to the Company in the PRC, substantially in the form of Exhibit F hereto and (ii) an opinion of Maples & Calder, counsel to the Company in the Cayman Islands, substantially in the form of Exhibit G hereto.
          (g) Certain Documents. The Investor shall have received (i) a certificate of the Chief Executive Officer of the Company certifying that the conditions contained in Section 2.1(c) have been satisfied in full and (ii) a certified copy of the resolutions of the Company Board of Directors duly authorizing the creation and issuance of the Purchased Shares and setting forth the rights, preferences, designations, qualifications, limitations, restrictions and other terms thereof.
     2.2 Conditions of the Company. The obligations of the Company to issue and sell the Purchased Shares to be sold to and purchased by the Investor as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions (as applicable), any of which may be waived in writing by the Company in its sole discretion:
          (a) Definitive Transaction Documents.
     (i) The License Agreement shall have been executed and delivered by the parties thereto.
     (ii) The Shareholders Agreement shall have been executed and delivered by the parties thereto.
     (iii) The Registration Rights Agreement shall have been executed and delivered by the parties thereto.
     (iv) All corporate and other proceedings required to be taken by the Investor in connection with the consummation of the Transactions shall have been completed.
          (b) Proceedings Not Restrained. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits, imposes any damages or penalties that are substantial in relation to the Company and its Subsidiaries taken as a whole, or otherwise makes illegal the consummation of the Transactions; and no action, suit, proceeding or investigation shall have been instituted by a Governmental Authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit, impose any damages or penalties that are substantial in relation to the Company and its Subsidiaries taken as a whole, or otherwise makes illegal the consummation of the Transactions.
          (c) Representations and Warranties. The representations and warranties of the Investor contained in Article V of this Agreement shall be true and correct in all material respects (except that any representation or warranty qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on the date of this Agreement and on and as of the Closing Date; and the Investor shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.
          (d) Consents. All of the Required Regulatory Approvals listed in Schedule 2.2(d) attached hereto as Exhibit E shall have been obtained or made, the Company shall have received duly executed copies thereof, and all waiting periods related thereto specified under applicable Law, the expiration of which is necessary for such consummation, shall have expired or been terminated.

     2.3 Waiver of Closing Conditions. Waiver of conditions to Closing shall not constitute a waiver of rights or remedies hereunder with respect to any breach of representations, warranties, covenants or other obligations or duties of the Company pursuant to this Agreement, and all rights hereunder with respect to any such breach shall continue, regardless of such waiver, and the Investor shall be entitled to seek indemnification after Closing in accordance with the terms of this Agreement with respect to any Losses resulting from or arising out of such breach, absent express written agreement to the contrary; provided, however, that at or prior to the Closing, the Investor shall notify the Company in writing of any such waivers of conditions to Closing by the Investor.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in a correspondingly numbered section of the Disclosure Schedule (it being understood that the listing or setting forth of an item in one section of the Disclosure Schedule shall be deemed to be a listing or setting forth in another section or sections of the Disclosure Schedule if and only to the extent that it is clear on the face of the information set forth in the Disclosure Schedule that such information is so applicable to such other section or sections), the Company hereby represents and warrants to the Investor, on the date hereof and as of the Closing Date as if made on the Closing Date, as follows:
     3.1 Organization and Authority .
          (a) The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to carry on its business as it is currently being conducted and to own, lease and operate its properties. The Company has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party and the performance of its obligations hereunder and thereunder have been duly authorized by all requisite action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, restructuring or similar laws affecting creditors’ rights and remedies generally and general equitable principles (regardless of whether enforceability is considered a proceeding in equity or at law) (“Enforceability Exceptions”).
          (b) The Company has no direct or indirect Subsidiaries and there is no company over which the Company has direct or indirect Control, or as to which Shanghai Advertisement or any Company Party owns or controls ten percent (10%) or more of the voting equity securities. Each of the Company Parties is an Entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. All of the issued shares of capital stock of or other ownership interests in each Company Party in which the Company has a direct or indirect ownership interest have been duly and validly authorized and issued and are fully paid and non-assessable and are owned directly or indirectly by the Company in the respective percentages set forth in Section 3.1(b) of the Disclosure Schedule, free and clear of any Liens. There are no options, warrants, convertible securities or other rights or Contracts obligating any Company Party to issue or sell, any shares of capital stock of, or other ownership interests in, any such Company Party. The Charter Documents of each of the Company Parties comply with the requirements of applicable Law and are in full force and effect.
          (c) Shanghai IT has all requisite power and authority to carry on its business as it is currently being conducted and to own, lease and operate its respective properties. Shanghai IT’s business license is in full force and effect. The Company has Control over Shanghai IT. Shanghai Advertisement has not incurred any Liabilities except to the extent such Liabilities have not had and would not reasonably be expected to have a Company Material Adverse Effect, and has never engaged in any game-related operations. All of the registered capital in Shanghai IT has been fully contributed and registered in accordance with its Charter Documents and is owned directly by Messrs. Jun Zhu and Wang Yong, in each case in the amounts set forth in Section 3.1(c) of the Disclosure Schedule and is free and clear of any Liens. Neither Mr. Jun Zhu nor Mr. Yong Wang has an application pending in any jurisdiction by him or on his behalf for naturalization or citizenship thereof.
          (d) Each of the Company Parties is duly authorized, qualified and licensed to conduct business under the Laws of each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the lack of such qualification or license would not have a Company Material Adverse Effect. Each of the Company Parties has full corporate power and authority to carry on the businesses in which it is engaged and has all Regulatory Approvals to own or lease and operate its properties and conduct its business in all material respects as it is now being conducted and each such Regulatory Approval is valid and in full force and effect, and none of the Company Parties has received notice of any investigation or proceedings which, if decided adversely to the Company or any other Company Party, would reasonably be expected to result in, the revocation of, or imposition of a materially burdensome restriction on, any such Regulatory Approval or a Company Material Adverse Effect. None of the current businesses, activities, agreements or commitments of any Company Party exceeds the business scope of its business licenses. Each Company Party is in compliance in all material respects with the terms of such Regulatory Approvals. All Regulatory Approvals required for the Company Parties’ contractual arrangements and agreements with Shanghai IT and its shareholders (including without limitation Messrs. Jun Zhu and Wang Yong) and the operations of Shanghai IT (collectively, the “Structuring”) and the execution, delivery and performance of the documents and agreements in connection therewith (the “Structuring Documents”, which documents and agreements are listed on Schedule 3.1(d)) have been obtained, except for those that are not required to have been obtained as of the date of this Agreement and as of the Closing Date. The Company has not received any notice from any Governmental Authority regarding any alleged violation of any Law with respect to the Structuring or any failure to comply with any material term or requirement of any of the Structuring Documents. To the Knowledge of the Company, as of the date hereof, there are no pending changes in Law by any Governmental Authority that would have or would reasonably be expected to have the effect of rendering the Structuring or the implementation thereof by the Company Parties illegal, void or unenforceable, or requiring any material changes to the Structuring Documents or the Structuring. Each of the Structuring Documents has been duly authorized, executed and delivered by each Company

Party that is a party thereto and, to the Company’s Knowledge, each other Person that is a party to such agreement, and each Structuring Document constitutes a valid and legally binding agreement of the Company and each applicable Company Party, as the case may be, and, to the Company’s Knowledge, each other Person that is a party to such agreement and each such agreement is enforceable in accordance with its terms, subject to the effect of any Enforceability Exceptions.
          (e) The Structuring, the Framework Agreements and the implementation thereof by the Company Parties complies in all material respects with, and is not in violation of, any Law in effect as of the date hereof and as of the Closing, including applicable PRC Law in effect as of the date hereof and as of the Closing, to which any of the Company Parties or any of their respective assets is subject or bound.
     3.2 Capitalization.
          (a) As of the date hereof, the authorized capital stock of the Company consists solely of 100,000,000 Ordinary Shares, of which 24,786,390 shares are issued and outstanding. All such issued and outstanding shares were duly authorized and validly issued and are fully paid and non-assessable. There are no voting trusts or other Contracts to which the Company is a party or by which the Company is bound that directly, indirectly, absolutely or contingently, provide for the pledge, transfer, purchase, redemption or repurchase, voting or registration under the Securities Act of any shares of authorized, issued, or outstanding capital stock of the Company of any class or series.
          (b) Section 3.2(b) of the Disclosure Schedule lists all outstanding or authorized Rights or other Contracts that could require the Company to issue, sell, or otherwise cause to become outstanding any shares of its capital stock, or stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. As of the date hereof, the Company had a total of 2,449,614 shares reserved for issuance pursuant to its equity incentive plan (including pursuant to outstanding stock options, and options available to be granted after the date hereof pursuant to such plans).
          (c) Section 3.2(c) of the Disclosure Schedule (i) identifies each shareholder of each of the Company Parties, and the percentage of the outstanding capital stock of each Company Party owned by each such shareholder, and (ii) lists all outstanding or authorized Rights or other Contracts that could require each Company Party to issue, sell, or otherwise cause to become outstanding any shares of its capital stock, or stock appreciation, phantom stock, profit participation, or similar rights.
     3.3 Due Issuance of the Purchased Shares. All of the Purchased Shares have been duly authorized and, when issued and delivered to and paid for by the Investor pursuant to this Agreement, will be validly issued, fully paid and non-assessable and, except as provided in the Shareholders Agreement, will not be subject to any preemptive or similar rights, restrictions on voting rights, or Liens.

     3.4 Non-contravention; Consents.
          (a) The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company do not, and the consummation by the Company of the Transactions will not (i) conflict with, breach, result in any violation of or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require consent, approval or waiver from any Person pursuant to (A) any provision of the Charter Documents of the Company, (B) any Contract or Regulatory Approval to which the Company is a party or by which the Company or its properties, operations or assets may be subject or bound or (C) any Law applicable to the Company or any of its properties or assets, or (ii) result in the creation of any Lien on any of the assets or properties of the Company, except in the case of (i)(B), (i)(C) and (ii), to the extent it does not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (b) No consent, approval or authorization of, or registration or filing with, any Person or Governmental Authority is required in connection with the execution or delivery by the Company of this Agreement or the other Transaction Documents or the consummation of the Transactions.
     3.5 Compliance with Laws; Regulatory Approvals .
          (a) The businesses of the Company and the other Company Parties are not being conducted in violation of any Law applicable to the Company or the other Company Parties except for violations which do not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (b) The Company Parties and each of their Subsidiaries, and each of their respective officers, employees, directors or representatives acting on their behalf, have at all times been, in connection with the consummation of the Transactions, in full compliance with each Law that relates to bribery, improper competition or other matters including corruption, including Sections 93, 164, 389, 391, 392 and 393 of the PRC Criminal Law, Sections 8 and 10 of the PRC Law Against Improper Competition or other applicable anti-bribery and anti-grafting Laws of the PRC, and the United States Foreign Corrupt Practices Act of 1977, as amended.
          (c) The Company Parties and each of their Subsidiaries, and each of their respective officers, employees, directors or representatives acting on their behalf, have not made, in connection with the consummation of the Transactions, directly or indirectly, any offer, payment, promise to pay, or authorized the payment of any money, including kick-backs, or offer, gift, promise to give or authorized the giving of anything of value to any non-US official, political party, political party official, candidate for political office, or employee of a state-owned enterprise, or official of a public international organization, for the purpose of wrongfully influencing the recipient’s official acts or decisions (including failures to act and decide) or for securing or obtaining any improper advantage.

          (d) No Company Party is (i) in violation of its Charter Documents; or (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any Contract to which such Company Party is a party or by which such Company Party is bound or to which any of the property or assets of such Company Party is subject, in which the consequence of such violation or default does or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (e) Each of the Company Parties has duly and validly obtained all Regulatory Approvals necessary for the lawful conduct of their respective businesses, except for failures to hold such Regulatory Approvals which do not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company Parties are in compliance with the terms of such Regulatory Approvals, except where the failure to so comply does not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (f) No investigation by any Governmental Authority with respect to any Company Party is pending, or, to the Knowledge of the Company, threatened. No revocation, withdrawal, suspension, cancellation, termination or modification of any of the Regulatory Approvals is pending, or, to the Knowledge of the Company, threatened.
     3.6 Financial Statements. The Company has delivered to the Investor true copies of the Financial Statements, copies of which are attached to Section 3.6 of the Disclosure Schedule. The Financial Statements (i) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates (except for the absence of notes thereto) and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby (subject to normal year-end adjustments) and (ii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of such dates and the consolidated results of operations and cash flows of the Company and its Subsidiaries for such periods.
     3.7 SEC Filings; Controls and Procedures.
          (a) The Company has timely filed or delivered, as applicable, all required forms, statements, schedules, reports and documents (including exhibits thereto and items incorporated by reference) (the “Company Reports”) with the SEC since December 31, 2004. As of their respective filing dates, the Company Reports complied in all material respects with all requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company Reports. None of such Company Reports (as amended or supplemented) when filed with or delivered to the SEC contained, when filed or delivered, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Quarterly Reports (as amended or supplemented), when filed or delivered to the SEC, contained, when filed or delivered to the SEC, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) Except as disclosed in the Company Reports, there are no material weaknesses, or series of multiple significant deficiencies that are reasonably likely to collectively represent a material weakness, in the design and operation of the Company’s system of internal controls over financial reporting. The Company has remediated the material weakness and significant deficiencies disclosed in the Company’s annual report on Form 20-F/A filed with the SEC on October 12, 2006. As used in this Agreement, “material weakness” and “significant deficiencies” shall have the meanings given to such terms by the Public Company Accounting Oversight Board.
          (c) The Company has disclosed to the Company’s outside auditors, the audit committee of the Company Board of Directors and the Investor (A) all significant deficiencies and material weaknesses of which it has knowledge in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
     3.8 Events Subsequent to Most Recent Fiscal Period. Since December 31, 2006, there has not occurred any Company Material Adverse Effect or any event, fact, circumstance or occurrence that would reasonably be expected to result in a Company Material Adverse Effect and the Company Parties, taken as whole, have conducted their business and affairs in the ordinary course of business.
     3.9 Undisclosed Liabilities. None of the Company Parties have any material liabilities of any nature, whether accrued, absolute, fixed, contingent, or otherwise, whether due or to become due which would be required to be recorded or reflected on a balance sheet or in the notes thereto under GAAP, other than (i) Liabilities that are reflected, reserved for or disclosed in the Financial Statements, or (ii) Liabilities incurred in the ordinary course of business since December 31, 2006 that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     3.10 Due Diligence . The Company has provided the Investor with copies of (i) the Financial Statements, (ii) the Structuring Documents, (iii) each of the documents listed in the Disclosure Schedules, (iv) any Contracts between any Company Party and Vivendi Universal Games Inc. or any of its Affiliates and (v) all other documents and information listed by the Company as being provided to the Investor pursuant to the Investor’s due diligence requests (subject to, in the case of each of (iii), (iv) and (v), any mutually agreed redactions). All such copies are true and complete copies in all material respects and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.
     3.11 Tax Matters.
          (a) Each of the Company Parties has filed on a timely basis all material Tax Returns that it was required to file under applicable Laws on or prior to the date hereof. All such Tax Returns were, when filed, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All material Taxes owed by the Company Parties (whether or not shown on any Tax Return) have been paid when due taking into account any extensions, or if not yet due, such Taxes have been properly accrued in accordance with

GAAP. None of the Company Parties is currently the beneficiary of any extension of time for the filing of any Tax Return. Since December 31, 2005, none of the Company Parties has incurred any liability for Taxes other than in the ordinary course of its business. There is no extension of any statute of limitations on the assessment of any Taxes granted by any of the Company Parties that is currently in effect. No claim has ever been made in writing addressed to the relevant Company Party by a Governmental Authority in a jurisdiction where any of the Company Parties do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets or properties of the Company Parties that arose in connection with any failure (or alleged failure) to pay any Tax. The Company has made available to Investor correct and complete copies of all material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company Parties.
          (b) To the Knowledge of the Company, there is no pending dispute or claim concerning any Tax Liability of any of the Company Parties either claimed or raised by any Governmental Authority or with any agent of any Governmental Authority. No Company Party has received from any foreign, federal, state, or local taxing authority (including jurisdictions where any Company Party has not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any Company Party.
          (c) No Company Party is formed under the laws of the United States or any state thereof.
          (d) No Company Party is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement.
          (e) The Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Governmental Authority.
          (f) The Company is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement.
          (g) The Company is not, and will not on the Closing Date be, a “Controlled Foreign Corporation” within the meaning of Section 957 of the Code. The Company does not, and will not immediately prior to the Closing, have any “United States shareholders” within the meaning of Section 951(b) of the Code.
          (h) The Company does not expect to be treated as a “Passive Foreign Investment Company” within the meaning of Section 1297 of the Code for its current taxable year. The Company does not intend to conduct its business in a manner that would reasonably be expected to result in the Company being treated as a Passive Foreign Investment Company within the meaning of Section 1297 of the Code.
          (i) The prices for any property (or use of any property) or services provided by or to the Company or any of its Subsidiaries are and have been in accordance with applicable PRC Law in all material respects.

          (j) None of the Company Parties has any material Liabilities for unpaid Taxes arising from the Framework Agreements and the implementation thereof by the Company Parties.
     3.12 Intellectual Property. (a) Each of the Company Parties owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted by it, (b) the use of any Intellectual Property by the Company Parties, and the conduct by each of the Company Parties of its business as currently conducted by it, does not infringe on or otherwise violate or conflict with the rights of any Person and is in accordance with any applicable license pursuant to which the Company Parties acquired the right to use such material Intellectual Property, (c) to the Knowledge of the Company, no Person is challenging or infringing upon or otherwise violating any right of any Company Party with respect to any Intellectual Property owned or licensed by the Company Parties and (d) no Intellectual Property owned or licensed by the Company Parties is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property, except in the case of any of (a), (b), (c) or (d), other than as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any other Company Party has received written notice with respect to, or has Knowledge of, (i) any pending or threatened action, suit, proceeding or claim by others with respect to any Intellectual Property owned or licensed by the Company Parties, including any claim challenging the rights of any Company Party in or to any such Intellectual Property or (ii) any pending or threatened action, suit, proceeding or claim by others that any of the Company Parties infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others.
     3.13 Related Party Transactions. All Contracts, and any other material relationships, between any Company Party, on the one hand, and any Related Person of any Company Party, on the other hand, and all obligations owed by any Company Party to any Related Person of any Company Party (other than obligations owed by one Company Party to another), are disclosed in the Company Reports or in Section 3.13 of the Disclosure Schedule.
     3.14 Litigation. There is no pending or, to the Knowledge of the Company, threatened action, suit, proceeding, claim or investigation against any Company Party or any of their respective assets or properties before any Governmental Authority or arbitrator which does or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor, to the Company’s Knowledge, any other Company Party, has received any written notice that such an action, suit, proceeding, claim or investigation will be brought against any Company Party.
     3.15 Choice of Law. The Company has the power to submit, and pursuant to Section 9.6 of this Agreement, has legally, validly, effectively and unconditionally submitted, to the non-exclusive personal jurisdiction of any state or federal court in the City of New York, County of New York and has validly and irrevocably waived any objection to the laying of venue of any suit, action or proceeding brought in any such court.

ARTICLE IV
[INTENTIONALLY OMITTED]
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR
     The Investor hereby represents and warrants to the Company as of the date hereof and as of the Closing Date as if made on the Closing Date as follows:
     5.1 Organization and Authority; Financial Position.
          (a) Each of EARTH and its Subsidiaries (including the Investor) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as it is currently being conducted and to own, lease and operate its properties. Each of EARTH and the Investor has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by EARTH and the Investor of this Agreement and the other Transaction Documents to which it is a party and the performance of their respective obligations hereunder and thereunder have been duly authorized by all requisite action on the part of EARTH and the Investor, as the case may be. This Agreement has been duly executed and delivered by each of EARTH and the Investor and constitutes a legal, valid and binding agreement of each of EARTH and the Investor enforceable against each of them in accordance with its terms, subject to the effect of any Enforceability Exceptions.
          (b) All of the issued shares of capital stock in the Investor are owned directly or indirectly by EARTH.
          (c) The Investor has total assets, determined in accordance with GAAP, in excess of Five Hundred Million Dollars ($500,000,000).
     5.2 Non-contravention; Consents.
          (a) The execution, delivery and performance of this Agreement and the other Transaction Documents (to which either or both is a party) by EARTH and the Investor do not, and the consummation by EARTH and the Investor of the Transactions will not (i) conflict with, breach, result in any violation of or default under (without or without notice or lapse of time or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require consent, approval or waiver from any Person pursuant to (A) any provision of the Charter Documents of the Investor, (B) any Contract or Regulatory Approval to which EARTH or the Investor is a party or by which EARTH or the Investor or their respective properties, operations or assets may be subject or bound or (C) any Law applicable to EARTH or the Investor or any of their respective properties or assets, or (ii) result in the creation of any Lien on any of the assets or properties of EARTH or the Investor, except in the case of (i)(B), (i)(C) and (ii), to the extent it does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to EARTH or the Investor.

          (b) No consent, approval or authorization of, or registration or filing with, any Person or Governmental Authority is required in connection with the execution or delivery by EARTH or the Investor of this Agreement or the other Transaction Documents or the consummation of the Transactions.
     5.3 Status and Investment Intent.
          (a) Experience. The Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares. The Investor is capable of bearing the economic risks of such investment, including a complete loss of its investment.
          (b) Accredited Investor. At the time the Investor was offered the Purchased Shares that it is purchasing pursuant to this Agreement, it was, and it is, an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3) (a)(7) or (a)(8) of the Securities Act.
          (c) Purchase Entirely for Own Account. The Investor is acquiring the Purchased Shares that it is purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. Neither EARTH nor the Investor has any direct or indirect arrangement, or understanding with any other Persons to distribute, or regarding the distribution of the Purchased Shares in violation of the Securities Act or any other applicable state securities law.
          (d) Restricted Securities. The Investor acknowledges that the Purchased Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Investor further acknowledges that, absent an effective registration under the Securities Act, the Purchased Shares may only be offered, sold or otherwise transferred (i) to the Company, (ii) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act or (iii) pursuant to an exemption from registration under the Securities Act.
          (e) Legends. The Investor acknowledges that each certificate representing the Purchased Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:
“The transfer of the securities represented by this certificate may only be done in compliance with and pursuant to the terms of the Shareholders Agreement, dated May 20, 2007, among the Investor, the Company and the other parties thereto. The securities represented hereby have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”). The securities represented by this certificate may, unless effectively registered, be offered, sold or otherwise transferred only (a) to the Company, (b) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, or (c) pursuant to an exemption from registration under the Securities Act.”
          (f) Access to Data. EARTH and the Investor have received and reviewed certain information in respect of the Company and have had an opportunity to discuss the

Company’s business, management and financial affairs with its management and to review the Company’s facilities. EARTH and the Investor understand and acknowledge that such discussions, as well as any written information issued by the Company (i) were intended to describe the aspects of the Company’s business and prospects which the Company believes to be material, but were not necessarily exhaustive descriptions, and (ii) may have contained forward-looking statements involving known and unknown risks and uncertainties which may cause the Company’s actual results in future periods or plans for future periods to differ materially from what was anticipated and that no representations or warranties were or are being made with respect to any such forward-looking statements or the probability of achieving any of the results projected in any of such forward-looking statements. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article III of this Agreement or the right of the Investor to rely thereon.
ARTICLE VI
COVENANTS
     6.1 Conduct of Business. From the date hereof until the Closing Date, without the prior written consent of the Investor (which consent shall not be unreasonably withheld), except as expressly permitted or required by this Agreement, the Company shall not:
     (A) propose, declare, set aside, or pay any dividends or make any other distributions or make any changes in the dividend policy of the Company with respect to its capital stock (whether in cash, securities, property or otherwise), or redeem, purchase or otherwise acquire any of the capital stock of the Company to the extent that such redemption, purchase or acquisition would cause the Investor and its Affiliates, as of the Closing, to beneficially own 20% or more of the outstanding capital stock of the Company);
     (B) take any action that would result in the issuance of any equity securities or Rights of the Company to any Person, except for (i) the issuance of Ordinary Shares pursuant to agreements or instruments outstanding as of the date hereof that require the issuance of such Ordinary Shares, as set forth in Section 3.2(b) of the Disclosure Schedule, and the grant of options pursuant to the Company’s 2004 Stock Option Plan as in effect on the date of this Agreement and (ii) the acquisition by the Company of any unaffiliated Entity by means of an issuance of capital stock of the Company;
     (C) effect, or set any record date for, any stock split, share dividend; any combination, subdivision or reclassification of its capital stock, any recapitalization, or any similar transaction with respect to the Ordinary Shares;
     (D) take any action that would result in the loss (or reduction) of any Tax holiday or incentive; or
     (E) make any decision or take any action similar to those listed above in this Section 6.1.

     6.2 Commercially Reasonable Efforts. Each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all actions (including without limitation, with respect to the Company, any necessary amendments to the Company’s Charter Documents and the approval thereof) and to do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate the Investment and the other Transactions contemplated by this Agreement in accordance with the terms of the Agreement. Without limiting the foregoing, each of the Investor and the Company will use its commercially reasonable efforts to promptly make all filings with respect to, and to obtain, all Required Regulatory Approvals and other Regulatory Approvals necessary or advisable, in order to permit the consummation of the Investment.
     6.3 Access; Delivery of Financial Statements and Company Reports.
          (a) Subject to the non-disclosure agreement dated April 6, 2007 between EARTH and the Company (the “NDA”) and applicable Law, prior to the Closing, the Company Parties shall grant to the Investor and its authorized Representatives reasonable access during normal business hours to (i) the management of the Company Parties in connection with the Investor’s due diligence investigation and otherwise in connection with the Transactions, and (ii) the Company Parties and to the properties, records, financial and operating data and personnel of the Company Parties (and shall cause the Company’s accountants to be available, on reasonable advance notice, to answer questions) in connection with the Investor’s due diligence investigation and otherwise in connection with the Transactions; provided, the Investor shall exercise reasonable care to prevent such access from being unduly disruptive to the business operations of the Company Parties. During the aforementioned period, the Company shall furnish promptly to the Investor (i) a copy of any Company Report filed with the SEC during such period and (ii) all other information concerning its business, properties and personnel as the Investor may reasonably request in connection with the Transactions.
     Prior to the Closing, the Company shall prepare and deliver to the Investor, as soon as reasonably practicable, (i) the Financial Statements with respect to each period ended after the date hereof, and (ii) copies of any Company Report to or with the SEC or any documents to the Company’s shareholders on or after the date hereof.
     6.4 Confidentiality; Publicity.
          (a) Subject to Section 6.4(c), the Company agrees to treat confidentially and not to disclose any Confidential Information to any third party (other than its Representatives who need to know such information to assist such disclosing party and who agree to keep it confidential) except with the prior written consent of the Investor. If the Company or any of its Representatives conclude (based on written advice of outside legal counsel) that it or its Representative is legally compelled or required to disclose Confidential Information, it or its Representatives may disclose that portion (but only that portion) of the Confidential Information which such counsel advises it in writing is legally required to be disclosed, provided that it use its reasonable best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Investor (at the Investor’s expense) to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal; and provided further that the

Company shall promptly notify the Investor of (i) the determination by the Company or its Representative to make such disclosure and (ii) the nature, scope and contents of such disclosure.
          (b) The parties hereto acknowledge that EARTH and the Company have previously executed the NDA which shall continue in full force and effect in accordance with its terms. The Investor hereby agrees to be bound by the terms and conditions of the NDA to the same extent as though the Investor was a party thereto.
          (c) Each of the Company and the Investor will consult with one another before issuing any press release or otherwise making any public statements with respect to the Transactions and shall not, without the prior written consent of the other party, which consent shall not be unreasonably withheld, issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with a securities exchange, as determined by the Company or the Investor, as the case may be; provided, however, that the Company shall not be required to obtain prior written consent of the Investor, but shall be required to consult with the Investor prior to the filing thereof, with respect to any forms, statements, schedules, reports and documents required to be filed with the SEC with respect to the Transactions.
     6.5 Exclusivity. (a) The Company shall immediately cease and terminate, and cause its Representatives to cease and terminate, any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by any Company Party with respect to any proposed, potential or contemplated Company Party Transaction.
          (b) From the date hereof until the earlier of the Closing Date and the termination of this Agreement (the “Exclusivity Period”), the Company shall not permit any of its Subsidiaries or any of its or their officers, directors or employees or any investment banker, attorney, accountant or other advisor or representative of any Company Party to, directly or indirectly, (A) solicit or initiate, or encourage the submission of, any offer with respect to, (B) participate in any discussions or negotiations regarding, (C) furnish to any Person any information, other than information made publicly available by the Company, with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal with respect to, or (D) authorize, engage in, or enter into any agreement or understanding with respect to, any Company Party Transaction. Notwithstanding the foregoing, the Company Board of Directors shall be permitted, prior to the Closing, to consider and participate in discussions and negotiations with respect to a bona fide Company Party Transaction received by the Company that the Company Board of Directors concludes in good faith would, if completed, be more favorable from a financial point of view to its shareholders than the Investment and the transactions contemplated by this Agreement, if the Company Board of Directors reasonably determines in good faith that failure to do so would be inconsistent with its fiduciary duties. The Company will promptly notify the Investor of any proposal regarding a Company Party Transaction (which notice shall identify the Person making the proposal and set forth the material terms thereof) that the Company, any of its Subsidiaries or Affiliates or any of its or their Representatives may receive during the Exclusivity Period.
     6.6 Notifications. At all times prior to the Closing Date, the Company shall promptly notify the Investor in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event, which will, or would reasonably be expected to, result in (a) non-satisfaction of any condition to the Closing or (b) a Company Material Adverse Effect, provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to any party receiving such notice.
ARTICLE VII
INDEMNIFICATION
     7.1 Survival of Representations, Warranties and Covenants.
          (a) All of the representations and warranties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect until the applicable Survival Date; provided, further, that nothing herein shall affect the rights of any Indemnified Parties (as defined below in Section 7.2(a)) under this Article VII or otherwise to seek recovery for Losses arising out of any fraud by any Company Party until the expiration of the applicable statute of limitations. The covenants contained in Section 6.4 (Confidentiality; Publicity) shall survive the Closing and remain in full force and effect, subject to any limitations expressly set forth in such covenants.
          (b) No knowledge of the Investor relating to any Company Party (actual, constructive or imputed) shall prevent or limit a claim made by the Investor for breach of the Company’s representations and warranties (subject to the express qualifications of any such representation or warranty set forth in the Disclosure Schedule); and unless set forth in the Disclosure Schedule, which expressly modifies the relevant representation or warranty, the Company may not invoke the Investor’s knowledge (actual, constructive or imputed) of a fact or circumstance that might make a statement untrue, inaccurate, incomplete or misleading as a defense to a claim for breach of the Company’s representations and warranties.
     7.2 Indemnification.
          (a) The Company agrees to indemnify and hold harmless the Investor, each of its Affiliates, and each of the Investor’s and such Affiliates’ officers, directors, employees, partners, members, stockholders and successors and assigns of such Persons (collectively, the “Indemnified Parties”) from and against any and all Losses of any kind or nature resulting from or arising out of (i) any failure of any representation or warranty made by the Company in Article III of this Agreement to be true and correct as of the date of this Agreement, and as of the Closing Date as if such representation or warranty were made on and as of the Closing Date (or, in the case of any such representation or warranty made as of a date specified therein, any inaccuracy therein as of such date), provided that (A) notice of such failure has been delivered to the Company before the applicable Survival Date and (B) the Closing shall have occurred pursuant to Section 1.1(b), and (ii) any breach or failure to perform any covenant, agreement or obligation of any Company Party contained herein.
          (b) For purposes of Section 7.2(a), all standards or qualifiers in any representation or warranty as to “material”, “in all material respects”, “Company Material Adverse Effect”, “Material Adverse Effect” and “Knowledge” shall be disregarded in determining the amount of any Losses resulting from such breach or failure to be true and correct.
          (c) The Company and the Investor expressly recognize and agree that all amounts paid pursuant to this Article VII by the Company to the Indemnified Parties shall be treated for Tax purposes as an adjustment to the Purchase Price to the extent permitted under applicable Law.
          (d) In calculating the amount of the Losses to any Indemnified Party under Section 7.2(a), the amount of Losses will be net of any amounts actually recovered by the Indemnified Party from any third party (including insurance proceeds) as a result of the facts or circumstances giving rise to the Losses.
          (e) Except in the case of fraud, and subject to Section 9.9 hereof, the indemnification provisions of this Article VII shall be the sole and exclusive remedy with respect to the matters listed in Section 7.2(a) and no party shall pursue or seek to pursue any other remedy.
          (f) Notwithstanding anything to the contrary in this Agreement, except in the case of fraud, (i) the Company shall not be obligated to indemnify an Indemnified Party under Section 7.2(a), except if and to the extent that the aggregate Losses incurred by the Indemnified Party as a result of all Losses that would otherwise be subject to indemnification under Section 7.2(a) exceeds the sum of US$2 million (the “Basket Amount”), and then such Indemnified Party shall be entitled to indemnification only for the portion of its Losses that exceeds the Basket Amount, (ii) the Company shall not be responsible for indemnifying any Indemnified Party for any individual claims where the Losses relating thereto are less than US$100,000 and such items shall not be aggregated for purposes of clause (i) above, (iii) the aggregate Liability of the Company to the Indemnified Parties for indemnification under this Article VII shall be limited to the Purchase Price, and (iv) the aggregate Liability of the Company to the Indemnified Parties for indemnification under this Article VII for a breach of Section 3.11, (y) shall be limited to the Purchase Price with respect to claims for which an Indemnified Party shall have notified the Company pursuant to Section 7.2(a) during the period from the Closing Date until the first anniversary thereof and (z) shall be limited to $10,000,000 for claims for which an Indemnified Party shall have notified the Company pursuant to Section 7.2(a) following the first anniversary of the Closing Date and on or before the applicable Survival Date.
     7.3 Certain Notice Procedures.
          (a) In the event that, following delivery of a notice by the Investor pursuant to Section 7.2(a) of a failure of the representation set forth in Section 3.1(e) to be true and correct (the “Section 7.2(a) Notice”), the Indemnified Party anticipates that it may sell or otherwise transfer for a purchase price of less than the Original Price per share (other than in accordance with Rule 144 of the Securities Act, or to an Affiliate), any Purchased Shares (including Purchased Shares represented by ADSs) beneficially owned, directly or indirectly, by the Indemnified Party and its Related Transferees (the “Subject Stock”), then the Indemnified Party shall, prior to consummating such transfer, provide the Company with not less than thirty (30)

days notice (which may be provided during the Cure Period) that it may sell or otherwise transfer such Subject Stock (a “Transfer Notice”) specifying the number of such Subject Stock that the Indemnified Party may sell or otherwise transfer or dispose.
          (b) In the event that the Indemnified Party sells any Subject Stock (i) during any applicable Cure Period, or (ii) for less than the Original Price in a transaction that is subject to, and does not comply with, this Section 7.3, such Indemnified Party shall not be entitled to be indemnified for any Loss incurred as a result of such sale, and the loss of such right to indemnification shall be the sole remedy of the Company with respect to such failure to comply with this Section 7.3. The Indemnified Party shall have no liability to the Company or any other party in the event that it ultimately does not sell any Subject Stock with respect to which it has delivered a Transfer Notice. Any information set forth in a Transfer Notice, and the fact that a Transfer Notice has been delivered, shall constitute Confidential Information for purposes of Section 6.4(a).
     7.4 Third Party Claims.
          (a) If any third party shall notify any Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) which such Indemnified Party believes would give rise to a claim for indemnification against the Company under this Article VII, then the Indemnified Party shall promptly (i) notify the Company thereof in writing within thirty (30) days of receipt of notice of such claim and (ii) transmit to the Company a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided, however, that no delay on the part of the Indemnified Party in so notifying the Company shall relieve the Company of any obligation under Section 7.2 with respect thereto unless (and then solely to the extent) the Company is prejudiced thereby.
          (b) Subject to Section 7.4(d), upon receipt of a Claim Notice with respect to a Third Party Claim, the Company shall have the right to assume the defense of any Third Party Claim by notifying the Indemnified Party in writing that the Company elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Company, the Company shall have the right to defend such Third Party Claim with counsel, selected by it, who is reasonably satisfactory to the Indemnified Party, by all appropriate proceedings, which proceedings shall be prosecuted actively and diligently by the Company to a final conclusion or settled. Notwithstanding the foregoing, the Company shall not be entitled to consent to the entry of a Judgment or enter into any compromise or settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld).
          (c) If requested by the Company, the Indemnified Party agrees, at the sole cost and expense of the Company, to cooperate with the Company and its counsel in contesting any Third Party Claim which the Company elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim, other than any privileged communications between the Company and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Company pursuant to Section 7.4(b); provided, however, if, based on written advice of counsel, the Indemnified Party concludes that there is a reasonable likelihood of a conflict of interest between the Company and the Indemnified Party with respect to such Third Party Claim, the Company shall bear the reasonable costs and expenses of one counsel to the Indemnified Party in connection with such defense.
          (d) If (i) the Company fails to notify the Indemnified Party within the thirty (30) days after receipt of any Claim Notice that the Company elects to assume the defense of any Third Party Claim pursuant to Section 7.4(b), (ii) the Company elects to assume the defense of any Third Party Claim pursuant to Section 7.4(b) but fails to diligently prosecute or settle such Third Party Claim, (iii) the Company and the Indemnified Party are parties to the same proceeding (or, assuming the veracity of the facts alleged by the party bringing the Third Party Claim, the Company and the Indemnified Party may become parties to the same proceeding) and the Indemnified Party determines in good faith that a conflict of interest exists between the Company and the Indemnified Party, (iv) the Indemnified Party determines in good faith that there is a reasonable possibility that it will be prejudiced in any material respect beyond the ambit of such Third Party Claim by the Company’s control of the defense and proceedings with respect to any Third Party Claim, or (v) such Third Party Claim is a claim by a Tax Governmental Authority, then (A) the Indemnified Party shall have the right to assume full control of the defense and proceedings with respect to such Third Party Claim, and the Indemnified Party may compromise or settle such Third Party Claim without consulting with, or obtaining consent from, the Company in connection therewith (it being understood and agreed that the Company shall not be bound by any such compromise or settlement entered into without its consent) and (B) the Company shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including fees and disbursements of no more than one counsel per jurisdiction (such counsel reasonably acceptable to the Company) reasonably incurred in connection with such Third Party Claim). The Indemnified Party shall have full control of such defense and proceedings, although the Company shall be entitled to participate in any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.4(d) at its sole expense. Any compromise or settlement of a Third Party Claim effected by the Indemnified Party without the Company’s consent shall not be dispositive of the amount of any Losses with respect to such Third Party Claim.
          (e) In the event any Indemnified Party should have a claim against the Company hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Company a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided that no delay on the part of the Indemnified Party in delivering the Indemnity Notice pursuant to this Section 7.4(e) shall relieve the Company of any obligation hereunder unless (and then solely to the extent) the Company is prejudiced thereby. If the Company does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Company disputes such claim (the “Dispute Notice”), the Company shall be deemed to have accepted and agreed with such claim. If the

Company has disputed such claim, the Company and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Company and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the Dispute Notice, such dispute shall be resolved pursuant to Section 9.6.
ARTICLE VIII
TERMINATION
     8.1 Termination of Agreement. Subject to Section 8.2 hereof, this Agreement may be terminated by notice in writing at any time prior to the Closing by:
          (a) The Investor or the Company, if the Closing has not occurred on or before August 20, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(a) shall not be available to any party whose willful breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;
          (b) The Investor or the Company, if any Governmental Authority of competent jurisdiction shall have issued any Judgment or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such Judgment or other action becomes final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used its commercially reasonable efforts to have such Judgment lifted, vacated or denied;
          (c) The Investor and the Company, if the Investor and the Company so mutually agree in writing; and
          (d) The Investor or the Company, if there has been a material misrepresentation or material breach on the part of the other party of its representations, warranties, covenants or other obligations set forth in this Agreement; provided, however, that if such breach or misrepresentation is capable of cure, the Investor or the Company, as the case may be, shall have a period beginning on the date of receipt of notice from the other party of its intention to terminate this Agreement pursuant to this Section 8.1 until the earlier of (i) thirty (30) days after receipt of such notice, or (ii) the Termination Date, in which to cure such breach or misrepresentation before the other party may so terminate this Agreement.
     8.2 Effect of Termination. If this Agreement is terminated in accordance with Section 8.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and shall be of no further force and effect except that (i) the terms and provisions of this Section 8.2, Section 6.4, Article IX hereof and the NDA shall remain in full force and effect and (ii) any termination of this Agreement shall not relieve either party hereto from any Liability for any willful breach of its covenants or obligations hereunder or be deemed to constitute a waiver of any remedy for any such breach.
ARTICLE IX
MISCELLANEOUS

     9.1 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and assigns. Except as expressly provided in Article IX, nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties or their respective successors and permitted assigns any rights, benefits, remedies, obligations or liabilities under or by reason of this Agreement.
     9.2 Entire Agreement. This Agreement, together with the other Transaction Documents and the NDA, constitutes the entire agreement among the parties with reference to the matters set forth herein and therein and supersedes any and all prior understandings, negotiations, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.
     9.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of such party hereunder shall be assigned or delegated by such party without the prior written consent of the other parties, which consent may be withheld in the sole discretion of such other parties.
     9.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement. In addition to any other lawful means of execution or delivery, this Agreement may be executed by facsimile signatures and may be delivered by the exchange of counterparts of signature pages by means of telecopier transmission.
     9.5 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing in the English language, shall be effective upon receipt and shall be delivered personally or by an internationally recognized express courier or sent by facsimile as follows:
If to the Company:
The9 Limited
Building No. 3, 690 Bibo Road
Zhang Jiang Hi-Tech Park
Pudong New Area, Pudong
Shanghai 201203, People’s Republic of China
Facsimile:          +86 (21) 51729500
Attention:          Mr. Wei Ji
with a copy to:
Latham & Watkins LLP
41st Floor
One Exchange Square
8 Connaught Place, Central
Hong Kong

Facsimile:   (852) 2522 7006
Attention:    Mr. David Zhang
If to the Investor:
EA International (Studio and Publishing) Ltd.
LOM Building
27 Reid Street
Hamilton, HM 11, Bermuda.
Attention: Manager, International Publishing
with copies to:
Electronic Arts Inc.
209 Redwood Shores Parkway
Redwood City, California 94065
U.S.A.
Facsimile: (650) 628-1424
Attention:  Office of the General Counsel
Electronic Arts Hong Kong Ltd.
Suite 2111-13, IFC 2
8 Finance Street, Central
Hong Kong
Fax:  (852) 2110-9801
Attention:  Head of Legal, Asia
and
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
U.S.A.
Facsimile:   (650) 938-5200
Attention:    Mark Stevens
                    David Michaels
Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile transmission, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any such notice, request, demand, claim, or other communication sent via facsimile transmission shall be followed by a delivery of same by mail, or personally or by an internationally recognized express courier. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     9.6 Governing Law; Consent to Jurisdiction.
          (a) This Agreement shall be governed by and construed and interpreted in accordance with the Law of the State of New York, which shall govern this Agreement and any controversy or claim arising out of or relating to this Agreement without regard to any conflict of law principles.
          (b) Any dispute, claim or controversy arising out of or relating to or in connection with this Agreement, including, without limitation, a dispute regarding the breach, termination, enforceability or validity hereof shall be resolved by and through an arbitration proceeding to be conducted in the Hong Kong Special Administrative Region of the PRC, in the English language, by a panel of three (3) arbitrators in accordance with the Rules of Arbitration and Conciliation of the International Chamber of Commerce then in effect (“ICC Rules”). The Investor on the one hand, and the Company on the other hand, shall each select one (1) arbitrator. The third arbitrator, who shall serve as chairperson of the arbitration tribunal, shall be selected by the mutual agreement of the first two arbitrators, or if the first two arbitrators fail to reach agreement within thirty (30) calendar days after their selection, such third arbitrator shall be appointed in accordance with the ICC Rules then in effect. The parties agree to submit to the non-exclusive personal jurisdiction of the federal and state courts sitting in the City of New York, New York for the purpose of enforcing this agreement to arbitrate. The parties agree to be bound by the award rendered by the arbitrators, and any judgment upon such award may be entered in any court of competent jurisdiction. The award of the arbitrators shall be final and binding upon the parties, and shall not be subject to any appeal or review. The parties hereby expressly consent to the non-exclusive jurisdiction of the state and federal courts situated in the City of New York, County of New York for this purpose and waive objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.
          (c) Notwithstanding the foregoing, any claim for preliminary injunction, temporary restraining order or other temporary equitable relief may be brought in any court of competent jurisdiction. The institution and maintenance of an action or judicial proceeding for, or pursuit of, such relief shall not constitute a waiver of the right of any party, even if it is the plaintiff, to submit the dispute to arbitration if such party would otherwise have such right. Each of the parties hereby submits unconditionally to the non-exclusive jurisdiction of the state and federal courts located in the City of New York, County of New York for purposes of this provision, waives objection to the venue of any proceeding in any such court or that any such court provides an inconvenient forum and consents to the service of process upon it in connection with any proceeding instituted under this Section 9.6(c) in the same manner as provided for the giving of notice hereunder.
     9.7 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach. No waiver shall be effective hereunder unless contained in a writing signed by the party sought to be charged with such waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.
     9.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision outside of the jurisdiction of such court or to Persons or circumstances other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.
     9.9 Specific Performance. The parties hereto specifically acknowledge that monetary damages are not an adequate remedy for violations of this Agreement, and that either party hereto shall be entitled to equitable relief, including injunctive relief and specific performance, in addition to any other remedies at Law or in equity that it may have, to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable Law and to the extent the party seeking such relief would be entitled on the merits to obtain such relief, the other party waives any objection to the imposition of such relief.
     9.10 Tax Matters. The Investor makes no representations or warranties to the Company regarding the Tax treatment or consequences of this Agreement, any agreements referenced herein, or with respect to any of the other transactions or agreements contemplated hereby or thereby. The Company acknowledges that it is relying solely on the Company’s own Tax advisors in connection with this Agreement, all agreements referenced herein, and any other transactions or agreements contemplated hereby and thereby.
     9.11 Certain Definitions; General Interpretive Principles.
          (a) Capitalized terms used but not otherwise defined herein shall have the meaning specified in Annex A hereto.
          (b) The headings contained in this Agreement or in any Exhibit or Schedule hereto and in the table of contents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made herein to a Section, Article, Exhibit or Schedule, such reference shall be to a section or article of, or an exhibit or schedule to, this Agreement unless otherwise indicated. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders, (ii) the terms “include”, “includes” and “including” shall be deemed to followed by the words “without limitation” and (iii) the words “hereof,” “herein” and similar words refer to this Agreement as a whole (including the Exhibits and Schedules hereto).
[The remainder of this page intentionally left blank]

Execution Copy
     IN WITNESS WHEREOF, the parties hereto have executed this Investment Agreement as of the date first above written.

THE9 LIMITED
By:	/s/ J. Zhu
Name:	J. Zhu
Title:	Chairman & CEO

EA INTERNATIONAL (STUDIO AND PUBLISHING) LTD.
By:	/s/ Varinder Shini
Name:	Varinder Shini
Title:	Manager, International Publishing

[SIGNATURE PAGE TO THE INVESTMENT AGREEMENT]

ANNEX A
DEFINITIONS
     As used in the Agreement, the following capitalized terms shall have the following meanings:
     “Affiliate” of any Person means any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
     “Agreement” means this Investment Agreement, including all Exhibits and Schedules hereto, as the same may be amended from time to time in accordance with the provisions hereof.
     “Basket Amount” has the meaning set forth in Section 7.2(f).
     “Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions in the PRC or the State of New York are authorized or obligated by Law or executive order to close.
     “Charter Documents” means, with respect to any Entity, the charter or bylaws or other equivalent organizational or governing documents of such Entity.
     “Claim Notice” has the meaning set forth in Section 7.4(a).
     “Closing” has the meaning set forth in Section 1.1(b).
     “Closing Date” has the meaning set forth in Section 1.1(b).
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the preamble.
     “Company Board of Directors” means the board of directors of the Company.
     “Company Material Adverse Effect” means any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on any of (i) the financial condition, results of operations, business, or operations of the Company Parties taken as a whole, except to the extent that any such Company Material Adverse Effect results from (x) the public disclosure of the transactions contemplated hereby, (y) changes in GAAP generally applicable to comparable companies, or (z) changes in general economic and market conditions (provided, in the case of clause (z) that such changes do not affect any of the Company Parties disproportionately as compared to any of the Company Parties’ competitors), or (ii) the ability of the Company to consummate the transactions contemplated by the Agreement and to perform its material obligations under the Agreement.

     “Company Party” or “Company Parties” means each of the Company, its Subsidiaries and Shanghai IT.
     “Company Party Transaction” means (i) any sale of all or substantially all of the assets of the Company, (ii) a merger, consolidation, amalgamation, share exchange, recapitalization (involving a business combination) or similar business combination transaction involving the Company (x) pursuant to which the outstanding shares of the Company’s capital stock would be converted into cash or securities of another Person or (y) which would result in a third party or Group beneficially owning, when combined with any other shares of the Company owned by such third party or Group, more than 50% of the then-outstanding voting securities of the Company; or (iii) any other acquisition (including by way or merger, consolidation, share exchange or otherwise) by any Person or Group of beneficial ownership of securities representing more than 50% of the outstanding Ordinary Shares.
     “Company Reports” has the meaning set forth in Section 3.7(a).
     “Confidential Information” shall mean all information relating, directly or indirectly, to the Transaction Documents or to EARTH or the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of EARTH (whether prepared by , its advisors or otherwise) which is delivered, disclosed or furnished by or on behalf of EARTH to the Company or to its Representatives, before, on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished, or which the Company or its Representatives otherwise learn or obtain, through observation or through analysis of such information, data or knowledge, and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by the Company or its Representatives that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to the Company or its Representatives pursuant hereto. Notwithstanding any other provision hereof, the term Confidential Information shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Company or its Representatives, (ii) was within the Company’s possession and developed by it prior to it being furnished to it by or on behalf of EARTH, provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, EARTH or any other party with respect to such information or (iii) becomes available to the Company on a non-confidential basis from a source other than EARTH or any of its Representatives, provided that such source is not known by the Company to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, EARTH or any other party with respect to such information.
     “Contract” means any contract (written or oral), undertaking, commitment, arrangement, plan or other legally binding agreement or understanding.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person through the ownership of voting securities or otherwise, including, without limitation, having the power to elect a majority of the board of directors or other governing body of such Person, and “Controlling” and “Controlled” have correlative meanings.

     “Cure Period” means the period of 90 days following the date (which date shall be during the period following the first anniversary of the Closing Date until the second anniversary of the Closing Date) on which the Investor shall have given notice to the Company as provided in Section 7.2(a) of the failure of the representation contained in Section 3.1(e) to be true and correct.
     “Disclosure Schedule” means the Disclosure Schedule of the Company attached as Exhibit H hereto and dated the date hereof; provided, that the Disclosure Schedule may be revised, amended or supplemented from time to time from the date hereof prior to the Closing with the express prior written approval of the Investor.
     “Dispute Notice” has the meaning set forth in Section 7.4(e).
     “EARTH” means Electronic Arts Inc., a Delaware corporation, with its principal place of business at 209 Redwood Shores Parkway, Redwood City, California 94065, U.S.A.
     “Enforceability Exceptions” has the meaning set forth in Section 3.1(a).
     “Entity” means a partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, or unincorporated organization or other legal Person established or existing pursuant to the Laws of any jurisdiction.
     “Existing Registration Rights Agreement” means the registration rights agreement, dated as of November 25, 2004, by and among the Company and the other parties thereto.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
     “Exclusivity Period” has the meaning set forth in Section 6.5(b).
     “Financial Statements” means the unaudited financial information for the Company for each of the four fiscal quarters in the year ended December 31, 2006.
     “Framework Agreements” means (i) the Old WoW Framework Agreement, and (ii) the Cooperation Framework Agreement, dated January 1, 2004, by and among The9 Computer Technology Consulting (Shanghai) Co., Ltd., Shanghai IT and 9Webzen Shanghai Co., Ltd. and the Supplementary Agreement to such Cooperation Framework Agreement, dated January 4, 2007, by and among The9 Computer Technology Consulting (Shanghai) Co., Ltd., Shanghai IT and 9Webzen Shanghai Co., Ltd.
     “Fully-Diluted Basis” means on a basis that includes all shares actually outstanding, and all shares issuable upon exercise of any actually outstanding options, warrants or other rights or on conversion of any actually outstanding convertible securities.
     “GAAP” means, with respect to any jurisdiction, generally accepted accounting principles applied on a consistent basis over the relevant periods.

     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, body, instrumentality, agency or authority.
     “Group” has the meaning set forth in the 1934 Act.
     “ICC Rules” has the meaning set forth in Section 9.6(b).
     “Indebtedness” means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether contingent or fixed (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) any obligation, issued or assumed as the deferred purchase price (whether created or arising under any conditional sale or other title retention agreement or otherwise), with respect to property, assets or services acquired by such Person (even though the rights and remedies of the sellers or lenders under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (e) all obligations of such Person under banker’s acceptances, letters of credit, “documents against acceptance” or similar facilities, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) any interest rate or currency swap or similar hedging agreement and (h) all indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person.
     “Indemnified Parties” has the meaning set forth in Section 7.2(a).
     “Indemnity Notice” has the meaning set forth in Section 7.4(e).
     “Intellectual Property” means, to the extent defined and recognized by the Laws of a particular jurisdiction, (a) any intellectual property or proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in (i) all inventions, invention disclosures, all improvements thereto (whether patentable or unpatentable and whether or not reduced to practice), and all issued patents, pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations and extensions thereof, any counterparts claiming priority therefrom, utility models, design patents, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and similar rights, (ii) all trademarks, service marks, certification marks, trade dress, logos, trade names, and corporate names, and all applications, registrations, and renewals in connection therewith, (iii) all works of authorship (whether or not copyrightable), all copyrights, all moral rights and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets and confidential business information and rights to limit the use or disclosure thereof by any Person (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) all computer software, operating systems, data files, source and object codes, user interfaces, manuals, databases, technical specifications and documentation and (vi) mask works, designs and Internet domain names, (b) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (c) claims, causes of action or defenses relating to the enforcement of any of the foregoing, and (d) the goodwill associated with the foregoing.
     “Investment” means the issuance and sale by the Company and the purchase by the Investor of the Purchased Shares under this Agreement.
     “Judgment” means any judgment, writ, award, injunction, order or decree of or by any arbitrator, court, judge, justice or magistrate, including any bankruptcy court or judge, and any order, ruling or determination of or by any other Governmental Authority.
     “Knowledge” means the actual knowledge of the Company’s executive officers.
     “Law” means any law, treaty, statute, ordinance, code, rule, regulation or Judgment, including, without limitation, any Tax law.
     “Liabilities” means all Indebtedness and other liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether fixed or unliquidated, and whether due or to become due), including, without limitation, any such liability for Taxes.
     “License Agreement” has the meaning set forth in Section 2.1(a).
     “Lien” means any mortgage, pledge, lien (statutory or other), security interest or encumbrance of any kind, and any transfer restriction, preemptive right, right of first refusal, right of first offer, drag along right or similar restriction.
     “Losses” means all losses, penalties, charges, claims, damages, dues, fines, interest, costs, liabilities, diminution in market value, expenses and fees (including court costs and reasonable attorneys’ fees and expenses) incurred by any Person; provided that with respect to a failure of the representation set forth in Section 3.1(e) to be true and correct, “diminution in market value” with respect to any Purchased Share shall mean (i) in connection with a notice pursuant to Section 7.2(a) with respect to such failure delivered to the Company by the Indemnified Party during the period following the Closing Date until the first anniversary thereof, any diminution in market value resulting from such failure from the Original Price to the relevant price after the first anniversary of the Closing Date and (ii) in connection with a notice pursuant to Section 7.2(a) with respect to such failure delivered to the Company by the Indemnified Party during the period following the first anniversary of the Closing Date until the second anniversary of the Closing Date, any diminution in market value arising from such failure from the Original Price to the relevant price after the expiration of the Cure Period.
     “Material Adverse Effect” means, with respect to any Person, any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on any of (i) the financial condition, results of operations, business or operations of such Person and its Subsidiaries taken as a whole, or (ii) the ability of such Person to consummate the Transactions and to perform its material obligations under the Transaction Documents.
     “MII” means the Ministry of Information Industry in the PRC.
     “MII Notice” means the Notice on Strengthening the Administration of Foreign Investment in the PRC Telecoms Sector issued by the MII on July 26, 2006.
     “NDA” has the meaning set forth in Section 6.3.
     “New WoW Framework Agreement” has the meaning set forth in Section 2.1(a)(v).
     “Old WoW Framework Agreement” means the Framework Agreement dated August 30, 2005, by and among The9 Interactive Information Technology (Shanghai) Co., Ltd., The9 Computer Technology Consulting (Shanghai) Co., Ltd. and Shanghai IT.
     “Ordinary Shares” has the meaning set forth in the recitals.
     “Original Price” means $36.96 per share, as adjusted for any stock split, share dividend; any combination, subdivision or reclassification of the Ordinary Shares, any recapitalization, or any similar transaction with respect to the Ordinary Shares effected after the Closing.
     “party” or “parties” has the meaning set forth in the preamble.
     “Person” means an individual, Entity, or Governmental Authority.
     “PRC” means the People’s Republic of China.
     “Purchase Price” has the meaning set forth in Section 1.1(a).
     “Purchased Shares” has the meaning set forth in Section 1.1(a).
     “Quarterly Reports” means each of the Company’s reports on Form 6-K filed with the SEC on May 30, 2006, August 10, 2006, November 17, 2006 and February 16, 2007, respectively.
     “Registration Rights Agreement” has the meaning set forth in Section 2.1(a)(iii).
     “Regulatory Approvals” means (i) any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, filings, registrations, authorizations, waivers, variances or clearances (including, in the case of the Company Parties, the Internet content provision, Internet culture operation and Internet publishing licenses held by Shanghai IT) of, with and from all Governmental Authorities, and (ii) any and all waiting periods imposed by applicable Laws.
     “Related Person” means, with respect to any Person, (a) any holder or beneficial owner (directly or indirectly) of equity securities, or rights to acquire equity securities, representing 10% or more of the voting equity securities of such Person (a “10% Stockholder”); (b) any Affiliate of such specified Person or of any such 10% Stockholder thereof; (c) any Person that serves as a director, officer, partner, employee, executor or trustee (or in similar capacity) of such Person or of any 10% Stockholder thereof, or any of their respective Affiliates; (d) any Person with respect to which such specified Person serves as a general partner or trustee (or in a similar capacity); and (e) any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any Related Person described in clauses (a), (b), (c) or (d) of this definition.
     “Representatives” means, with respect to any Person, any officers, directors, limited or general partners or members, employees, agents, attorneys, accountants, consultants, equity financing partners or financial advisors of such Person (or of such Person’s successors or assigns) or other Person associated with, or acting on behalf of, such Person (or such Person’s successors and assigns).
     “Required Regulatory Approvals” means all Regulatory Approvals necessary or required for or in connection with the execution and delivery of the Transaction Documents and the consummation of the Investment and the other Transactions.
     “Rights” means, with respect to any Person, any subscription, option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, vote, purchase or otherwise acquire any capital stock, other equity interest or other security of any class or series of such Person, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.
     “SAFE Registration “ shall mean the registration that a PRC resident is required to make with the State Administration of Foreign Exchange or its local branch pursuant to the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment Via Overseas Special Purpose Vehicle or any successor regulation.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Section 7.2(a) Notice” has the meaning set forth in Section 7.3(a).
     “Securities Act” means the Securities Act of 1933, as amended.
     “Shanghai Advertisement” means Shanghai Jiucheng Advertisement Co., Ltd.
     “Shanghai IT” means Shanghai The9 Information Technology Co., Ltd. (formerly known as Shanghai Jiucheng Information Technology Co., Ltd.).
     “Shareholders Agreement” has the meaning set forth in Section 2.1(b).
     “Structuring” has the meaning set forth in Section 3.1(d).
     “Structuring Documents” has the meaning set forth in Section 3.1(d).
     “Subject Stock” has the meaning set forth in Section 7.3(a).

     “Subsidiary” means, as to any Person, any other Person of which such Person (either alone or through or together with any other Subsidiary) owns or has rights to acquire, directly or indirectly, securities or other equity interests representing more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.
     “Survival Date” means the date twelve (12) months after the Closing Date; provided, that (a) with respect to the representations and warranties contained in Section 3.1(e), the Survival Date shall mean the second anniversary of the Closing Date, and, with respect to any matter set forth in any claim or notice or other communication from any Government Authority received by the Company prior to such second anniversary, until such time as such matter is finally and fully resolved and (b) with respect to the representations and warranties contained in Section 3.11, the Survival Date shall mean the fifth anniversary of the Closing Date.
     “Tax” means all taxes, however denominated, including any interest, additions to tax or penalties that may become payable in respect thereof, imposed by any federal, state, local, foreign or Chinese government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, worker’s compensation, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether disputed or not.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed under any statute, rule or regulation.
     “Termination Date” has the meaning set forth in Section 8.1(a).
     “Third Party Claim” has the meaning set forth in Section 7.4(a).
     “Transaction Documents” shall mean this Agreement, the Shareholders Agreement and the Registration Rights Agreement.
     “Transfer Notice” has the meaning set forth in Section 7.3(a).
     “Transactions” means all of the transactions contemplated by this Agreement and the other Transaction Documents, including the Investment.

EXHIBIT A
License Agreement
[intentionally omitted]

EXHIBIT B
Form of Shareholders Agreement
[intentionally omitted]

EXHIBIT C
Form of Registration Rights Agreement
[intentionally omitted]

EXHIBIT D
Form of New WoW Framework Agreement
[intentionally omitted]

EXHIBIT E
Required Regulatory Approvals for Closing
Schedule 2.1(d): None
Section 2.2(d): None

EXHIBIT F
Opinion of PRC Counsel
[intentionally omitted]

EXHIBIT G
Opinion of Cayman Islands Counsel
[intentionally omitted]

EXHIBIT H
Disclosure Schedule
[intentionally omitted]